Exhibit 99.1

                 Tekelec Announces Partial Q4 Results; Achieves
             Orders of $159.7 Million and Revenue of $115.9 Million

    CALABASAS, Calif.--(BUSINESS WIRE)--Feb. 9, 2005--Tekelec (Nasdaq:TKLC) today reported partial financial results for its fourth quarter ended December 31, 2004.
    As the result of a routine, periodic review by the Securities and Exchange Commission ("SEC") of Tekelec's Annual Report on Form 10-K for the year ended December 31, 2003, the Company is currently engaged in discussions with the SEC regarding the accounting for the acquisition of the Company's majority interest in its Santera subsidiary and the allocation of Santera's profits and losses between Tekelec and Santera's minority shareholders following the acquisition. This is the only matter under discussion with the SEC. Pending resolution of this matter, Tekelec has decided at this time not to release full financial results for the fourth quarter and full year 2004. Once the discussions with the SEC are concluded, Tekelec will release its financial results for these periods. The Santera purchase accounting matter currently being discussed with the SEC has no impact on previously reported or future orders, revenues, cash flows, or cash balances.
    Revenue for the fourth quarter of 2004 was $115.9 million, compared to $75.0 million in the fourth quarter of 2003. Orders received in the fourth quarter for Tekelec products and services were $159.7 million, compared to $138.1 million in the fourth quarter in 2003.
    Revenue for the full year 2004 was $397.1 million compared to $263.7 million in 2003.
    Tekelec President and CEO Fred Lax commented, "Tekelec's order and revenue performance in the fourth quarter was again strong. This reflects the progress we are making on our strategic objectives of delivering world-class next-gen switching solutions, extending our signaling solutions leadership and expanding our value-added applications offerings, all in parallel, as we prudently pursue global expansion. The $115.9 million of revenue this quarter is the highest in the history of the Company, increasing 9% sequentially and 54% year-over-year. The $159.7 million of orders generated during the quarter, a 16% increase year-over-year, is also the highest total in the history of the Company, surpassing the previous order record of $151 million achieved in Q3 '04. The book-to-bill ratio of approximately 1.4 indicates the continuing strength of Tekelec's business, with all Groups achieving a book-to-bill above 1. This is the ninth consecutive quarter in which Tekelec's book-to-bill ratio is above 1. For the full year, the order total of $520.1 million and revenues of $397.1 million represent a 54% order increase and 51% revenue increase over the 2003 totals, producing a 1.3 book-to-bill for the full year. These full-year order, revenue, and book-to-bill ratios are all records for the Company and demonstrate that Tekelec continues to execute on its strategic objectives, while positioning itself for future growth opportunities.
    "Regarding our next-gen switching strategic initiative, revenues increased 35% sequentially to $20.4 million, and we added 19 new next-gen customers, bringing Tekelec's next-gen switching customer total to over 200, including the 45 customers VocalData had prior to its acquisition by Tekelec. During the quarter we were pleased to announce that a Tier 1 operator in Asia will be deploying Tekelec's T8000 Wireless Media Gateway to support the rollout of Gateway MSC and Distributed MSC applications, which will help to significantly reduce operating and capital costs for the carrier. This deployment represents the fourth Tier 1 operator, including three Tier 1 wireless operators, to deploy Tekelec's next-gen switching equipment, and further establishes Tekelec as a leader in the wireless next-gen switching space.
    "With regard to signaling solutions, revenue for our Network Signaling Group was $78.9 million, up 40% year-over-year, and the highest signaling revenue in the history of the Company, driven by robust sales in the U.S. and continued success in our global expansion efforts, with six of the seven new NSG customers in the quarter located outside of the United States. For the full year 2004, signaling revenue increased by 39% compared to 2003.
    "In the area of value-added applications, on October 14th we completed the acquisition of Steleus, a global supplier of real-time performance management and business intelligence communications software solutions for both fixed and mobile telecom networks. Steleus forms the cornerstone of Tekelec's new Communications Software Solutions Group. We are pleased to announce today that a European mobile operator has selected Tekelec's integrated signaling network monitoring system for acquiring and managing network, service and subscriber data. The system will be used by the operator to capture and store service and subscriber information, which feeds business intelligence applications, such as customer care, fraud control, and quality of service. This improved level of visibility allows the operator to monitor its network in real time, alleviating operational concerns and customer issues surrounding the rollout of new technologies.
    "Finally, regarding global expansion, approximately 31% of sales during the quarter were from outside the U.S., highlighting the progress we are making on our global expansion efforts. As one example of this success, we are pleased to announce that VSNL, an India-based long-distance and international long-distance carrier, will deploy Tekelec's Eagle 5 SAS platform. VSNL represents the fourth Indian operator to select Tekelec as its signaling vendor, joining previously announced Tekelec customers Tata, Reliance, and Bharti, as Tekelec continues to be the provider of all built-for-purpose signaling platforms currently deployed in India, one of the fastest growing telecommunications markets in the world."



Group Revenue Results

The year-over-year Group revenue results are as follows:

                                                     Revenue

       Group                                Q4 2004           Q4 2003
                                     ($ in Millions)   ($ in Millions)

Switching Solutions                          $20.4              $5.7
Network Signaling                            $78.9             $55.8
Communications Software (1)                   $5.1              $4.2
IEX Contact Center                           $11.5              $9.3


(1) As a result of the Steleus acquisition, a new operating Group, Communications Software Solutions, was created in Q4 2004. This Group consists of the Steleus solutions and Tekelec's existing business intelligence applications and other network element independent solutions that were previously reported as part of the Network Signaling Group. The revenue related to these products was reclassified from the Network Signaling Group to the Communications Software Solutions Group for 2003 and 2004.



    Lax concluded, "In 2004, Tekelec made significant progress on extending our signaling solutions, expanding our portfolio of value-added applications, developing our next generation switching solutions, and prudently pursuing global expansion. As we look to 2005, we are confident that our approach of investing consistent with these strategic objectives has positioned us to take advantage of future growth opportunities. In respect of our ongoing SEC discussions, we are committed to completing our discussions as quickly as possible and bringing this matter to conclusion."

    Employment Inducement Stock Options

    On February 8, 2005, 28 new Tekelec employees hired during the fourth quarter of 2004 were granted options to purchase a total of 216,950 shares of Tekelec common stock. The number of shares subject to such options amounts to less than 1% of the outstanding shares of Tekelec common stock. The option grants were made under Tekelec's 2004 Equity Incentive Plan for New Employees and met the "employee inducement" exception to the Nasdaq rules requiring shareholder approval of equity-based incentive plans.

    About Tekelec

    Tekelec is a leading developer of now and next-generation switching and signaling telecommunications solutions, network performance management technology, and value-added applications. Tekelec's innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in Calabasas, CA. with research and development facilities and sales offices throughout the world. For more information, please visit www.tekelec.com.

    Forward-Looking Statements

    Certain statements made in this news release are forward looking, reflect the Company's current intent, belief or expectations and involve certain risks and uncertainties. There can be no assurance that the Company's actual future performance will meet the Company's expectations. As discussed in the Company's 2003 Annual Report on Form 10-K and other filings with the SEC, the Company's future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from the Company's current expectations include, among others: overall telecommunications spending, changes in general economic conditions, the timing of significant orders and shipments, the lengthy sales cycle for the Company's products, the timing of the convergence of voice and data networks, the success or failure of strategic alliances or acquisitions including the success or failure of the integration of Santera,Taqua, Steleus, and VocalData's operations with those of the Company, the ability of carriers to utilize excess capacity of signaling infrastructure and related products in their networks, the capital spending patterns of customers, the dependence on wireless customers for a significant percentage and growth of the Company's revenues, the timely development and introduction of new products and services, product mix, the geographic mix of the Company's revenues and the associated impact on gross margins, market acceptance of new products and technologies, carrier deployment of intelligent network services, the ability of our customers to obtain financing, the timing of revenue recognition of multiple elements in an arrangement sold as part of a bundled solution, the level and timing of research and development expenditures, regulatory changes, and the expansion of the Company's marketing and support organizations, both domestically and internationally. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.



    CONTACT: Tekelec
             Michael Attar, (818) 880-7821